EXHIBIT 99.1

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our consolidated financial statements and notes appearing elsewhere in this Form 10-K. See also “Special Note about Forward Looking Statements” preceding Item 1 of this report.

Overview

We were incorporated on October 16, 2006 for the purpose of engaging in the business of investing in and owning commercial real estate. We intend to invest the net proceeds from the Offering primarily in investment real estate including health care, multi-tenant industrial, net-leased retail properties and other real estate related assets located in major metropolitan markets in the United States. As of December 31, 2009, we raised approximately $49.1 million of gross proceeds from the sale of approximately 4.9 million shares of our common stock, and we had acquired four real estate properties.

Our revenues, which are comprised largely of rental income, include rents reported on a straight-line basis over the initial term of the lease. Our growth depends, in part, on our ability to (i) increase rental income and other earned income from leases by increasing rental rates and occupancy levels; (ii) maximize tenant recoveries given the underlying lease structures; and (iii) control operating and other expenses. Our operations are impacted by property specific, market specific, general economic and other conditions.

Our results of operations for the years ended December 31, 2009 and 2008 reflect growing operational revenues and expenses resulting from the acquisition of properties and interest expense resulting from the use of acquisition financing.

2009 Transaction Overview

Caruth Haven Court, Highland Park, Texas

On January 22, 2009, we purchased an existing assisted–living facility, Caruth Haven Court, from SHP II Caruth, LP, a non-related party, for a purchase price of approximately $20.5 million. Caruth Haven Court consists of 91 assisted living units in a 74,647 square foot building built in 1999, located on approximately 2.2 acres of land in the Highland Park area north of Dallas, Texas.

The acquisition was funded with net proceeds raised from our ongoing public offering and a $14.0 million secured bridge loan obtained from Cornerstone Operating Partnership, L.P., a wholly owned subsidiary of Cornerstone Core Properties REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor. The $14.0 million loan was repaid on December 16, 2009 without incurring any prepayment penalty, with the proceeds from our offering and a new $10.0 million first mortgage loan. The $10.0 million loan bears a fixed rate of 6.43% per annum and amortized on a 30-year basis.

The Oaks Bradenton, Bradenton, Florida

On May 1, 2009, we purchased an existing assisted–living facility, The Oaks Bradenton, from Oaks Holding LLC, a non-related party, for a purchase price of approximately $4.5 million. The Oaks Bradenton consists of 36 assisted living units in two buildings with total rentable square footage of approximately 18,172 square feet, both built in 1996, located on approximately 2.0 acres of land in Bradenton, Florida.

The acquisition was funded with net proceeds raised from our ongoing public offering and a $2.8 million loan from an unaffiliated lender. The loan matures on May 1, 2014 with no option to extend and bears interest at a fixed rate of 6.25% per annum. We may repay the loan, in whole or in part, on or before May 1, 2014, subject to prepayment premiums.

GreenTree, Columbus, Indiana

On December 30, 2009, we purchased an existing assisted–living facility, GreenTree at Westwood, from GreenTree at Westwood, LLC, an unaffiliated party, for a purchase price of approximately $5.2 million. GreenTree at Westwood consists of 58 assisted living units in a 50,249 square foot building built in 1998, located on approximately 4.0 acres of land in Columbus, Indiana.

The acquisition was funded with net proceeds raised from our ongoing public offering but we may later place mortgage debt on the property. Under the purchase and sale agreement executed in connection with the acquisition, a portion of the purchase price for the property is to be calculated and paid to the seller as earnout payments based upon the net operating income, as defined, of the property during each of the three-years following our acquisition of the property. The maximum aggregate amount that the seller may receive under the earnout provision is $1.0 million.

Mesa Vista Inn Health Center, San Antonio, TX

On December 31, 2009, we purchased a skilled nursing facility, Mesa Vista Inn Health Center from SNF Mesa Vista, LLC, an unaffiliated party, for a purchase price of approximately $13.0 million. Mesa Vista Inn Health Center is a 96-unit, 144-bed, skilled nursing facility situated on approximately 6.4 acres of land in San Antonio, TX. The approximately 55,525 square-foot facility, which was built in 2008, is 100% net-leased to PM Management – Babcock NC, LLC, an affiliate of Harden Healthcare, LLC.

The acquisition was funded with net proceeds of approximately $5.5 million raised from our ongoing public offering and the assumption of $7.5 million of existing debt financing on the property. The loan matures on January 5, 2015 and bears interest at a fixed rate of 6.50% per annum. We may repay the loan, in whole or in part, on or before January 5, 2015 without incurring any prepayment penalty.

Results of Operations

We began accepting subscriptions for shares under our initial public offering on June 20, 2008. Operating results in future periods will depend on the results of the operation of the real estate properties that we acquire. As of December 31, 2008, we had not purchased any properties. We did not engage in any real estate operations and, accordingly, had no income nor property expenses.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

	Year Ended December 31,
	2009	2008	$ Change	% Change
Net operating income, as defined (1)

Senior living operations	$1,489,000	$-	$1,489,000	N/A
Triple-net leased properties	-	-	-	N/A
Total portfolio net operating income	$1,489,000	$-	$1,489,000	N/A

Reconciliation to net loss:
Net operating income, as defined (1)	$1,489,000	$-	$1,489,000	N/A
Unallocated (expenses) income:
General and administrative expenses	(1,206,000)	(875,000)	331,000	37.8
Asset management fees	(211,000)	-	211,000	N/A
Real estate acquisitions costs	(1,814,000)	(358,000)	1,456,000	406.7
Depreciation and amortization	(1,367,000)	-	1,367,000	N/A
Interest income	13,000	7,000	(6,000)	85.7
Interest expense	(1,053,000)	(1,000)	1,052,000	1,052.0

Net loss	$(4,149,000)	$(1,227,00)	$2,922,000	238.1

(1)                 Net operating income is defined as total revenue less property operating and maintenance expenses.

Senior Living Operations

Net operating income for senior living operations is defined as total revenue less property operating and maintenance expenses. Total revenue includes rental revenue and resident fees and service income. Property operating and maintenance includes expenses such as labor, food, utilities, marketing, management and other property operating costs. Net operating income increased to $1.5 million from $0 for the year ended December 31, 2009 compared to the comparable period of 2008. The increase is primarily due to new acquisitions completed during the year ended December 31, 2009.

Triple-Net Leased Properties

Net operating income for triple-net leased properties is defined as total revenue less property operating and maintenance expenses. Total revenue includes rental revenue and expense reimbursements from tenants. During the twelve months ended December 31, 2009 and 2008, we had no net operating income for our triple-net leased properties.

Unallocated (expenses)income

General and administrative expenses increased to $1.2 million for the year ended December 31, 2009 from $0.9 million for the 2008 year, primarily due to increased tax and accounting fees, higher board of director fees associated with increased operating activity in 2009 and reimbursement of operating costs to the advisor related to the services performed on our behalf.

Interest expense for the years ended December 31, 2009 increased to $1.1 million from $1,000 for the comparable period of 2008 due to financing of three real estate acquisitions in 2009.

Interest and other income is comparable for year ended December 31, 2009 and 2008.

Year Ended December 31, 2008 Compared to Year Ended December 31, 2007

	Year Ended December 31,
	2008	2007	$ Change	% Change
Net operating income, as defined (1)

Senior living operations	$-	$-	$-	N/A
Triple-net leased properties	-	-	-	N/A
Total portfolio net operating income	$-	$-	$-	N/A

Reconciliation to net loss:
Net operating income, as defined (1)	$-	$-	$-	N/A
Unallocated (expenses) income:
General and administrative expenses	(875,000)	(209,000)	666,000	318.7
Asset management fees	-	-	-	N/A
Real estate acquisitions costs	(358,000)	-	358,000	N/A
Depreciation and amortization	-	-	-	N/A
Interest income	7,000	6,000	(1,000)	16.7
Interest expense	(1,000)	(3,000)	2,000	66.7

Net loss	$(1,227,000)	$(206,000)	$1,021,000	495.6

(1)                 Net operating income is defined as total revenue less property operating and maintenance expenses.

Senior Living Operations

Net operating income for senior living operations is defined as total revenue less property operating and maintenance expenses. Total revenue includes rental revenue and resident fees and service income. Property operating and maintenance includes expenses such as labor, food, utilities, marketing, management and other property operating costs. During the twelve months ended December 31, 2008 and 2007, we did not own any properties, and accordingly, had no net operating income.

Triple-Net Leased Properties

Net operating income for triple-net leased properties is defined as total revenue less property operating and maintenance expenses. Total revenue includes rental revenue and expense reimbursements from tenants. Property operating and maintenance includes expenses such as insurance and property taxes that tenants are required to pay on our behalf. During the twelve months ended December 31, 2008 and 2007, we did not own any properties, and accordingly, had no net operating income.

Unallocated (expenses)income

General and administrative expenses for the year ended December 31, 2008 increased to $0.9 million from $0.2 million for the 2007 year. The increase is due to higher professional, legal and accounting fees and increased expense reimbursements to our Advisor associated with the commencement of our operations. Real estate acquisition costs for the year ended December 31, 2008 increased to $0.4 million from $0 for the 2007 year. The increase is due to acquisition fees paid to our Advisor, based on proceeds from our public offering raised in 2008. We did not raise any offering proceeds in our public offerings during 2007.

 Liquidity and Capital Resources

We expect that primary sources of capital over the long term will include net proceeds from the sale of our common stock and net cash flows from operations. We expect that our primary uses of capital will be for property acquisitions, for the payment of tenant improvements, for the payment of operating expenses, including interest expense on any outstanding indebtedness, reducing outstanding indebtedness and for the payment of distributions.

As of December 31, 2009, we had approximately $14.9 million in cash and cash equivalents on hand. Our liquidity will increase as additional subscriptions for shares are accepted in our initial public offering and decrease as net offering proceeds are expended in connection with the acquisition, operation of properties and distributions made in excess of cash available from operating cash flows.

As of December 31, 2009, our Advisor had incurred approximately $3.3 million in organization and offering expenses, including approximately $0.1 million of organizational costs that has been expensed. Of this amount, we have reimbursed $1.9 million to our Advisor. Our Advisor has advanced us money for these organization and offering expenses or pays these expenses on our behalf. Our Advisor does not charge us interest on these advances. At times during our offering stage, before the maximum amount of gross proceeds has been raised, the amount of organization and offering expenses that we incur, or that our advisor and its affiliates incur on our behalf, may exceed 3.5% of the gross offering proceeds then raised. However, our advisor has agreed to reimburse us to the extent that our organization and offering expenses exceed 3.5% of aggregate gross offering proceeds at the conclusion of our offering. Our Advisor will pay all of our organization and offering expenses described above that are in excess of this 3.5% limitation. At December 31, 2009, organization and offering costs reimbursed to our Advisor are approximately 3.8% of the gross proceeds of our primary offering. In addition, our Advisor will pay all of our organization and offering expenses that, when combined with the sales commissions and dealer manager fees that we incur exceed 13.5% of the gross proceeds from our initial public offering.

We will not rely on advances from our Advisor to acquire properties but our Advisor and its affiliates may loan funds to special purposes entities that may acquire properties on our behalf pending our raising sufficient proceeds from our initial public offering to purchase the properties from the special purpose entity.

As of December 31, 2009, a total of approximately 4.9 million shares of our common stock had been sold in our initial public offering for aggregate gross proceeds of approximately $49.1 million.

We intend to own our core plus properties with low to moderate levels of debt financing. We will incur moderate to high levels of indebtedness when acquiring our value-added and opportunistic properties and possibly other real estate investments. The debt levels on core plus properties during the offering period may exceed the long-term target range of debt percentages on these types of properties. However, we intend to reduce the percentage to fall within the 40% to 50% range no later than the end of our offering stage. To the extent sufficient proceeds from our public offering, debt financing, or a combination of the two are unavailable to repay acquisition debt financing down to the target ranges within a reasonable time as determined by our board of directors, we will endeavor to raise additional equity or sell properties to repay such debt so that we will own our properties with low to moderate levels of permanent financing. In the event that our public offering is not fully sold, our ability to diversify our investments may be diminished.

There may be a delay between the sale of our shares and the purchase of properties. During this period, our public offering net offering proceeds will be temporarily invested in short-term, liquid investments that could yield lower returns than investments in real estate.

Until proceeds from our public offering are invested and generating operating cash flow sufficient to fully fund distributions to stockholders, we intend to pay a portion of our distributions from the proceeds of our offering or from borrowings in anticipation of future cash flow. For the twelve months ended December 31, 2009, distributions to stockholders were paid from proceeds of our offering in anticipation of future cash flow.

Potential future sources of capital include proceeds from future equity offerings, proceeds from secured or unsecured financings from banks or other lenders, proceeds from the sale of properties and undistributed funds from operations.

Financial markets have recently experienced unusual volatility and uncertainty. Liquidity has tightened in all financial markets, including the debt and equity markets. Our ability to fund property acquisitions or development projects, as well as our ability to repay or refinance debt maturities could be adversely affected by an inability to secure financing at reasonable terms, if at all.

Election as a REIT

For federal income tax purposes, we have elected to be taxed as a REIT, under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code) beginning with our taxable year ending December 31, 2008. Under the Internal Revenue Code of 1986, we are not subject to federal income tax on income that we distribute to our stockholders. REITs are subject to numerous organizational and operational requirements in order to avoid taxation as a regular corporation, including a requirement that they generally distribute at least 90% of their annual taxable income to their stockholders. If we fail to qualify for taxation as a REIT in any year, our income will be taxed at regular corporate rates, and we may be precluded from qualifying for treatment as a REIT for the four-year period following our failure to qualify. Our failure to qualify as a REIT could result in us having a significant liability for taxes.

REIT status imposes limitations related to operating assisted-living properties. Generally, to qualify as a REIT, we cannot directly operate assisted-living facilities. However, such facilities may generally be operated by a taxable REIT subsidiary (“TRS”) pursuant to a lease with the REIT. Therefore, we have formed Master HC TRS, LLC (“Master TRS”), a wholly owned subsidiary of CGI Healthcare Operating Partnership, LP, to lease any assisted-living properties we acquire and to operate the assisted-living properties pursuant to contracts with unaffiliated management companies. Master TRS and the REIT have made the applicable election for Master TRS to qualify as a TRS. Under the management contracts, the management companies will have direct control of the daily operations of these assisted-living properties.

Other Liquidity Needs

Property Acquisitions

We expect to purchase properties and have expenditures for capital improvements and tenant improvements in the next twelve months; however, those amounts cannot be estimated at this time. We cannot be certain however, that we will have sufficient funds to make any acquisitions or related capital expenditures.

Debt Service Requirements

On December 16, 2009 we entered into $10.0 million first mortgage loan secured by our interest in the Caruth Haven Court property. The loan has a 10-year term, maturing on December 16, 2019. The effective interest rate on the loan is fixed at 6.43% per annum, with fixed monthly payments of approximately $63,000 based on a 30-year amortization schedule. If we prepay the loan prior to June 16, 2019 we would be required to pay a variable yield maintenance prepayment fee. The new loan is secured by a deed of trust on Caruth Haven Court, and by an assignment of the leases and rents payable to the borrower.

On May 1, 2009, in connection with the acquisition of The Oaks Bradenton, we borrowed a total of $2.76 million pursuant to two loan agreements. Of the total loan amount, $2.4 million matures on May 1, 2014 with no option to extend and bears interest at a fixed rate of 6.25% per annum. The remaining $360,000 matures on May 1, 2014 and bears interest at a variable rate equivalent to prevailing market certificate deposits rate plus a 1.5% margin. We may repay the loan, in whole or in part, on or before May 1, 2014, subject to prepayment premiums. Monthly payments for the first twelve months will be interest only. Monthly payments beginning the thirteenth month will include interest and principal based on a 25-year amortization period.

On December 31, 2009, in connection with the acquisition of the Mesa Vista Inn Health Center, we entered into an assumption and amendment of an existing mortgage loan. Pursuant to the assumption agreement, we assumed the outstanding principal balance of $7.5 million. The loan matures on January 5, 2015 and bears interest at a fixed rate of 6.50% per annum with fixed monthly payments of approximately $56,000 based on a 20 year amortization schedule.

Contractual Obligations

The following table reflects our contractual obligations as of December 31, 2009, specifically our obligations under long-term debt agreements and purchase obligations:

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Notes Payable (1)	$20,260,000	$288,000	$725,000	$3,373,000	$15,874,000
Interest Expense related to long term debt (2)	$9,116,000	$1,211,000	$2,539,000	$2,335,000	$3,031,000
Payable to related parties (3)	$1,629,000	$1,629,000	$-	$-	$-

(1) These obligations represent four loans outstanding as of December 31, 2009: (1) a $10.0 million first mortgage loan related to Caruth Haven Court (2) a $2.4 million mortgage loan related to The Oaks Bradenton (3) a $0.36 million loan related to The Oaks Bradenton and (4) a $7.5 million mortgage loan related to Mesa Vista Inn Health Center.

(2) Interest expense related to the $10.0 million first mortgage loan bears a fixed rate of 6.43% per annum calculated based on an actual over 360 schedule multiplied by the loan balances outstanding. Interest expense related to $2.4 million mortgage loan agreement bears a fixed rate of 6.25% per annum. Monthly payments for the first twelve months are interest-only. Monthly payments beginning the thirteenth month will include interest and principal based on a 25-year amortization period. Interest expense for the $0.36 million loan is calculated based on a variable interest rate equivalent to prevailing market certificate deposits rate of 1.45% at December 31, 2009 plus margin of 1.5%. Interest expense for the $7.5 million mortgage loan is calculated based on a fixed rate of 6.50% per annum.

(3) Payable to related parties consists of offering costs, acquisition fees, expense reimbursement payable, sales commissions and dealer manager fees to our Advisor and PCC.

Off-Balance Sheet Arrangements

There are no off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have, a current or future material effect on our financial condition, changes in the financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Inflation

Although the real estate market has not been affected significantly by inflation in the recent past due to the relatively low inflation rate, we expect that the majority of our tenant leases will include provisions that would protect us to some extent from the impact of inflation. Where possible, our leases will include provisions for rent escalations and partial reimbursement to us of expenses. Our ability to include provisions in the leases that protect us against inflation is subject to competitive conditions that vary from market to market.

Subsequent Events

Property Acquisition and Related Financing

On January 12, 2010, through a wholly-owned indirect subsidiary, the Company contributed into an investment in a joint venture along with Cornerstone Private Equity Fund Operating Partnership, L.P. (the “Cornerstone Co-Investor”), an affiliate of the Company’s advisor that is also advised by Cornerstone Leveraged Realty Advisors, LLC, and affiliates of The Cirrus Group, an unaffiliated entity, to develop a $16.3 million long-term acute care medical facility on the campus of the Floyd Medical Center in Rome, Georgia.

We invested approximately $2.7 million to acquire an 83.3% equity interest in Cornerstone Rome LTH Partners LLC (the “Cornerstone JV Entity”) through a wholly-owned subsidiary of our operating partnership. The Cornerstone Co-Investor invested approximately $532,000 to acquire the remaining 16.7% interest in the Cornerstone JV Entity. The aggregate budgeted development cost for the proposed development of the long-term acute care medical facility is approximately $16.3 million. The Cornerstone JV Entity contributed approximately $3.2 million of capital to acquire a 90% limited partnership interest in Rome LTH Partners, LP (the “Rome Joint Venture”). The development cost will be funded with approximately $3.54 million of initial capital from the Rome Joint Venture and a $12.75 million construction loan. We expect to fund our portion of any future required capital contributions using proceeds raised in our ongoing public offering.

In connection with this development, the Rome Joint Venture entered into a $12.75 million construction loan. The loan will mature on December 18, 2012, with two 1-year extension options dependent on certain financial covenants. The loan bears a variable interest rate with a spread of 300 basis points over 1-month LIBOR with a floor of 6.15%. Monthly payments for the first twelve months will be interest-only. Monthly payments beginning the thirteenth month will include interest and principal based on a 25-year amortization period.

Sale of Shares of Common Stock

As of March 12, 2010, we had raised approximately $58.4 million through the issuance of approximately 5.9 million shares of our common stock under our Offering, excluding, approximately 132,000 shares that were issued pursuant to our distribution reinvestment plan reduced by approximately 28,000 shares pursuant to our stock repurchase program.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America, or GAAP, requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We believe that our critical accounting policies are those that require significant judgments and estimates such as those related to fair value, real estate purchase price allocation, evaluation of possible impairment of real property assets, revenue recognition and valuation of receivables, income taxes, and uncertain tax positions. These estimates are made and evaluated on an on-going basis using information that is currently available as well as various other assumptions believed to be reasonable under the circumstances. Actual results could vary from those estimates, perhaps in material adverse ways, and those estimates could be different under different assumptions or conditions.

Investments in Real Estate

Upon acquisition of a property, we allocate the purchase price of the property based upon the fair value of the assets acquired, which generally consist of land, buildings, site improvements, furniture fixtures and equipment and intangible lease assets or liabilities including in-place leases, above market and below market leases, tenant relationships and goodwill. We allocated the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. The value of the building is depreciated over an estimated useful life of 39 years.

Tenant relationships and in-place lease values are calculated based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the respective tenant. The value of tenant relationships and in-place lease intangibles, which are included as a component of investments in real estate, is amortized to expense over the average expected lease term.

Acquired above and below market leases is valued based on the present value of the difference between prevailing market rates and the in-place rates over the remaining lease term. The value of acquired above and below market leases is amortized over the remaining non-cancelable terms of the respective leases as an adjustment to rental revenue on our consolidated statements of operations.

Goodwill represents the excess of acquisition cost over the fair value of identifiable net assets of the business acquired.

Fair Value of Financial Instruments

On January 1, 2008, we adopted Financial Accounting Standards Board Accounting Standard Codification (“ASC”) 820-10, Fair Value Measurements and Disclosures. ASC 820-10 defines fair value, establishes a framework for measuring fair value in GAAP and provides for expanded disclosure about fair value measurements. ASC 820-10 applies prospectively to all other accounting pronouncements that require or permit fair value measurements.

The ASC 825-10, Financial Instruments, requires the disclosure of fair value information about financial instruments whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value.

We generally determine or calculate the fair value of financial instruments using quoted market prices in active markets when such information is available or using appropriate present value or other valuation techniques, such as discounted cash flow analyses, incorporating available market discount rate information for similar types of instruments and our estimates for non-performance and liquidity risk. These techniques are significantly affected by the assumptions used, including the discount rate, credit spreads, and estimates of future cash flow.

Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, tenant and other receivables, deferred costs and other assets payable to related parties, prepaid rent, security deposits, accounts payable and accrued liabilities, restricted cash and notes payable. We consider the carrying values of cash and cash equivalents, restricted cash, tenant and other receivables, deferred costs and other assets, payable to related parties, prepaid rent, security deposits, accounts payable and accrued liabilities to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected payment.

The fair value of notes payable is estimated using lending rates available to us for financial instruments with similar terms and maturities and had been calculated to approximate the carrying value at December 31, 2009.

Impairment of Real Estate Assets and Goodwill

Real Estate Assets

Rental properties, properties undergoing development and redevelopment, land held for development and intangibles are individually evaluated for impairment in accordance with ASC 360-10, Property, Plant & Equipment, when conditions exist which may indicate that it is probable that the sum of expected future undiscounted cash flows is less than the carrying amount. Impairment indicators for our rental properties, properties undergoing development and redevelopment, and land held for development is assessed by project and include, but is not limited to, significant fluctuations in estimated net operating income, occupancy changes, construction costs, estimated completion dates, rental rates and other market factors. We assess the expected undiscounted cash flows based upon numerous factors, including, but not limited to, appropriate capitalization rates, construction costs, available market information, historical operating results, known trends and market/economic conditions that may affect the property and our assumptions about the use of the asset, including, if necessary, a probability-weighted approach if multiple outcomes are under consideration. Upon determination that impairment has occurred and that the future undiscounted cash flows are less than the carrying amount, a write-down will be recorded to reduce the carrying amount to its estimated fair value.

Goodwill

Goodwill and intangibles with infinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. Management uses all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets. Impairment testing entails estimating future net cash flows relating to the asset, based on management's estimate of market conditions including market capitalization rate, future rental revenue, future operating expenses and future occupancy percentages. Determining the fair value of goodwill involves management judgment and is ultimately based on management's assessment of the value of the assets and, to the extent available, third party assessments. We perform our annual impairment test as of December 31 of each year. We completed the required annual impairment test and no impairment was recognized and none of our reporting units are at risk based on the results of the annual goodwill impairment test.

Revenue Recognition

Revenue is recorded in accordance with ASC 840-10, Leases, and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements, as amended” (“SAB 104”). Revenue is recognized when four basic criteria are met: persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectability. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectability assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period. Because our leases may provide for free rent, lease incentives, or other rental increases at specified intervals, we straight-line the recognition of revenue, which results in the recording of a receivable for rent not yet due under the lease terms. Our revenues are comprised largely of rental income and other income collected from tenants.

Consolidation Considerations for Our Investments in Joint Ventures

ASC 810-10, Consolidation, which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. Before concluding that it is appropriate to apply the voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity. We evaluate, as appropriate, our interests, if any, in joint ventures and other arrangements to determine if consolidation is appropriate.

Income Taxes

For federal income tax purposes, we have elected to be taxed as a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ending December 31, 2008. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner so that we will remain qualified as a REIT for federal income tax purposes. Although we had net operating loss carryovers from years prior to our electing REIT status for the current year, the deferred tax asset associated with such net operating loss carryovers may not be utilized by us as a REIT. As a result, a valuation allowance for 100% of the deferred tax asset generated has been recorded as of December 31, 2009.

We have formed Master HC TRS, LLC (“Master TRS”), and Master TRS has made the applicable election to be subject to state and federal income tax as a C corporation. The operating results from Master TRS are included in the consolidated results of operations. With respect to Master TRS, we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

A net operating loss in the amount of approximately $293,000 was generated by Master TRS as of December 31, 2009. Since the realization of the benefit of this net operating loss cannot be reasonably assured, we have provided a valuation allowance in the full amount of the deferred tax asset associated with such loss. If our assumptions change and we determine we will be able to realize the tax benefit relating to such loss, the tax benefit associated with such loss will be recognized as a reduction of income tax expense at such time. We have no deferred tax liabilities.

Recently Issued Accounting Pronouncements

Reference is made to Notes to our Consolidated Financial Statements, which begin on page F-1 of this Form 10-K.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

 See the following Index to Consolidated Financial Statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Cornerstone Healthcare Plus REIT, Inc.

We have audited the accompanying consolidated balance sheets of Cornerstone Healthcare Plus REIT, Inc. and subsidiaries (the “Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations, equity (deficit) and cash flows for each of the three years in the period ended December 31, 2009. Our audit also included the financial statement schedules listed in the index. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Cornerstone Healthcare Plus REIT, Inc. and subsidiaries as of December 31, 2009 and 2008, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects, the information set forth therein.

As discussed in Note 3 to the consolidated financial statements, on January 1, 2009, the Company adopted a new accounting provision with respect to noncontrolling interests and retrospectively adjusted all periods presented in the financial statements.

Also, as discussed in Note 13 to the consolidated financial statements, the disclosures in the accompanying 2009, 2008 and 2007 consolidated financial statements have been retrospectively adjusted for a change in the composition of reportable segments.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
March 17, 2010
(November 29, 2010 as to Note 13)

CORNERSTONE HEALTHCARE PLUS REIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	December 31,
	2009	2008
ASSETS
Cash and cash equivalents	$14,900,000	$7,449,000
Investments in real estate
Land	7,370,000	—
Buildings and improvements, net	30,640,000	—
Furniture, fixtures and equipment, net	1,009,000	—
Intangible lease assets, net	1,869,000	—
	40,888,000	—

Deferred financing costs, net	228,000	41,000
Tenant and other receivable	481,000	10,000
Deferred costs and other assets	338,000	472,000
Restricted cash	364,000	—
Goodwill	1,141,000	—
Total assets	$58,340,000	$7,972,000

LIABILITIES AND EQUITY
Liabilities:
Notes payable	$20,260,000	$—
Accounts payable and accrued liabilities	932,000	64,000
Payable to related parties	1,734,000	2,478,000
Prepaid rent and security deposits	911,000	—
Distributions payable	305,000	61,000
Total liabilities	24,142,000	2,603,000

Commitments and contingencies (Note 9)

Equity:
Preferred stock, $0.01 par value; 20,000,000 shares authorized; no shares were issued or outstanding at December 31, 2009 and 2008	—	—
Common stock, $0.01 par value; 580,000,000 shares authorized; 4,993,751 shares and 1,058,252 shares issued and outstanding at December 31, 2009 and 2008, respectively	50,000	11,000
Additional paid-in capital	39,551,000	6,597,000
Accumulated deficit	(5,403,000)	(1,239,000)
Total stockholders’ equity	34,198,000	5,369,000
Noncontrolling interests	—	—
Total equity	34,198,000	5,369,000
Total liabilities and equity	$58,340,000	$7,972,000

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE HEALTHCARE PLUS REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2009, 2008 and 2007

	Year ended December 31,
	2009	2008	2007

Revenues:
Rental revenues	$4,964,000	$—	$—
Tenant reimbursements and other income	1,697,000	—	—
	6,661,000	—	—
Expenses:
Property operating and maintenance	5,172,000	—	—
General and administrative	1,206,000	875,000	209,000
Asset management fees	211,000	—	—
Real estate acquisition costs	1,814,000	358,000	—
Depreciation and amortization	1,367,000	—	—
	9,770,000	1,233,000	209,000
Loss from operations	(3,109,000)	(1,233,000)	(209,000)

Other income (expense):
Interest and other income	13,000	7,000	6,000
Interest expense	(1,053,000)	(1,000)	(3,000)

Net loss	(4,149,000)	(1,227,000)	(206,000)
Net income (loss) attributable to the noncontrolling interests	15,000	(121,000)	(73,000)
Net loss attributable to common stockholders	$(4,164,000)	$(1,106,000)	$(133,000)

Basic and diluted net loss per common share attributable to common stockholders	$(2.08)	$(12.90)	$(1,330.00)

Weighted average number of common shares	1,999,747	85,743	100

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE HEALTHCARE PLUS REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
For the Years Ended December 31, 2009, 2008 and 2007

	Common Stock
	Number of Shares	Common Stock Par Value	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Equity	Noncontrolling Interests	Total Equity
Balance - December 31, 2006	100	$—	$1,000	$—	$1,000	$200,000	$201,000
Net loss	—	—	—	(133,000)	(133,000)	(73,000)	(206,000)
Balance – December 31, 2007	100	—	1,000	(133,000)	(132,000)	127,000	(5,000)
Issuance of common stock	1,058,152	11,000	10,568,000	—	10,579,000	—	10,579,000
Redeemed shares	—	—	—	—	—	—	—
Offering costs	—	—	(3,787,000)	—	(3,787,000)	—	(3,787,000)
Distributions	—	—	(185,000)	—	(185,000)	(6,000)	(191,000)
Net loss	—	—	—	(1,106,000)	(1,106,000)	(121,000)	(1,227,000)
Balance – December 31, 2008	1,058,252	11,000	6,597,000	(1,239,000)	5,369,000	—	5,369,000
Issuance of common stock	3,953,744	39,000	39,451,000	—	39,490,000	—	39,490,000
Redeemed shares	(18,245)	—	(182,000)	—	(182,000)	—	(182,000)
Offering costs	—	—	(4,352,000)	—	(4,352,000)	—	(4,352,000)
Distributions	—	—	(1,963,000)	—	(1,963,000)	(15,000)	(1,978,000)
Net loss	—	—	—	(4,164,000)	(4,164,000)	15,000	(4,149,000)
Balance – December 31, 2009	4,993,751	$50,000	$39,551,000	$(5,403,000)	$34,198,000	$—	$34,198,000

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE HEALTHCARE PLUS REIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009, 2008 and 2007

	Year ended December 31,
	2009	2008	2007
Cash flows from operating activities:
Net loss	$(4,149,000)	$(1,227,000)	$(206,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of deferred financing costs	111,000	—	—
Depreciation and amortization	1,367,000	—	—
Provision for bad debt	11,000	—	—
Changes in operating assets and liabilities:
Tenant and other receivables	(492,000)	—	—
Deferred costs and deposits	(127,000)	—	—
Prepaid expenses and other assets	(14,000)	(24,000)	(73,000)
Prepaid rent and tenant security deposits	78,000	—	—
Payable to related parties	239,000	32,000	48,000
Accounts payable and accrued expenses	53,000	(51,000)	115,000
Net cash used in operating activities	(2,923,000)	(1,270,000)	(116,000)

Cash flows from investing activities:
Real estate acquisitions	(34,278,000)	—	—
Additions to real estate	(91,000)	—	—
Restricted cash	(364,000)	—	—
Acquisition deposits	385,000	(385,000)	—
Net cash used in investing activities	(34,348,000)	(385,000)	—

Cash flows from financing activities:
Proceeds from issuance of common stock	38,621,000	10,516,000	—
Redeemed shares	(182,000)	—	—
Proceeds from note payable to related party	14,000,000	—	—
Repayment of note payable to related party	(14,000,000)	—	—
Proceeds from notes payable	12,760,000	—	—
Offering costs	(5,283,000)	(1,389,000)	—
Deferred financing costs	(339,000)	(41,000)	—
Distributions paid	(840,000)	(61,000)	—
Distributions paid to noncontrolling interest	(15,000)	(6,000)	—
Net cash provided by financing activities	44,722,000	9,019,000	—

Net increase (decrease) in cash and cash equivalents	7,451,000	7,364,000	(116,000)
Cash and cash equivalents - beginning of period	7,449,000	85,000	201,000
Cash and cash equivalents - end of period	$14,900,000	$7,449,000	$85,000

Supplemental disclosure of cash flow information:
Cash paid for interest	$941,000	$—	$—
Supplemental disclosure of non-cash financing and investing activities:
Distributions declared not paid	$305,000	$61,000	$—
Distributions reinvested	$879,000	$63,000	$—
Offering costs payable to related parties	$82,000	$2,398,000	$—
Accrued real estate addition	$2,000	$—	$—
Note payable assumed at property acquisition	$7,500,000	$—	$—
Assets acquired at property acquisition	$71,000	$—	$—
Liabilities assumed at property acquisition	$1,594,000	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

CORNERSTONE HEALTHCARE PLUS REIT, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2009, 2008 and 2007

1.           Organization

Cornerstone Healthcare Plus REIT, Inc. (formerly known as Cornerstone Growth & Income REIT, Inc.), a Maryland corporation, was formed on October 16, 2006 under the General Corporation Law of Maryland for the purpose of engaging in the business of investing in and owning commercial real estate. As used in this report, the “Company”, “we”, “us” and “our” refer to Cornerstone Healthcare Plus REIT, Inc. and its consolidated subsidiaries, except where context otherwise requires. We are newly formed and are subject to the general risks associated with a start-up enterprise, including the risk of business failure. Subject to certain restrictions and limitations, our business is managed by an affiliate, Cornerstone Leveraged Realty Advisors, LLC, a Delaware limited liability company that was formed on October 16, 2006 (the “Advisor”), pursuant to an advisory agreement.

Cornerstone Healthcare Plus Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”) was formed on October 17, 2006. At December 31, 2009, we owned approximately a 99.6% general partner interest in the Operating Partnership while the Advisor owned approximately a 0.4% limited partnership interest. In addition, the Advisor owned approximately a 0.9% limited partnership interest in CGI Healthcare Operating Partnership, L.P., a subsidiary of the Operating Partnership. We anticipate that we will conduct all or a portion of our operations through the Operating Partnership. Our financial statements and the financial statements of the Operating Partnership are consolidated in the accompanying condensed consolidated financial statements. All intercompany accounts and transactions have been eliminated in consolidation.

For federal income tax purposes, we have elected to be taxed as a real estate investment trust, (“REIT”), under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”) beginning with our taxable year ending December 31, 2008. REIT status imposes limitations related to operating assisted-living properties. Generally, to qualify as a REIT, we cannot directly operate assisted-living facilities. However, such facilities may generally be operated by a taxable REIT subsidiary (“TRS”) pursuant to a lease with the REIT. Therefore, we have formed Master HC TRS, LLC (“Master TRS”), a wholly owned subsidiary of CGI Healthcare Operating Partnership, LP, to lease any assisted-living properties we acquire and to operate the assisted-living properties pursuant to contracts with unaffiliated management companies. Master TRS and the REIT have made the applicable election for Master TRS to qualify as a TRS. Under the management contracts, the management companies will have direct control of the daily operations of these assisted-living properties.

2.           Public Offering

On November 14, 2006, Terry G. Roussel, our President and CEO, purchased 100 shares of common stock for $1,000 and became our initial stockholder. Our articles of incorporation authorize 580,000,000 shares of common stock with a par value of $0.01 and 20,000,000 shares of preferred stock with a par value of $0.01. We are offering a maximum of 50,000,000 shares of common stock, consisting of 40,000,000 shares for sale to the public (the “Primary Offering”) and 10,000,000 shares for sale pursuant to the distribution reinvestment plan (collectively, the “Offering”).

On June 20, 2008, the Securities and Exchange Commission (the "SEC") declared our amended registration statement (SEC Registration No. 333-139704) effective, and we began accepting subscriptions for shares under our Primary Offering.

As of December 31, 2009, we had sold a total of approximately 4.9 million shares of our common stock for aggregate gross proceeds of approximately $49.1 million. We intend to use the net proceeds of the Offering to invest in real estate including healthcare, multi-tenant industrial, net-leased retail properties and other real estate investments where we believe there are opportunities to enhance cash flow and value. Effective as of January 8, 2010, we amended our charter to change our name from “Cornerstone Growth & Income REIT, Inc.” to “Cornerstone Healthcare Plus REIT, Inc.”

We retained Pacific Cornerstone Capital, Inc. (“PCC”), an affiliate of the Advisor, to serve as our dealer manager for the Offering. PCC is responsible for marketing our shares being offered pursuant to the Offering. PCC and Terry G. Roussel, the majority owner of our dealer manager and one of our officers and directors, has been the subject of a non-public inquiry by FINRA focused on private placements conducted by our dealer manager during the period from January 1, 2004 through May 30, 2009. We are not the issuer of any of the securities offered in the private placements that are the subject of FINRA’s investigation. One such issuer is, however, the managing member of our Advisor. Without admitting or denying the findings, our dealer manager and Terry Roussel have settled the FINRA inquiry, which alleged that they violated NASD rules relating to communications with the public (Rule 2210); supervision (Rule 3010) and standards of commercial honor and principles of trade (Rule 2110). FINRA’s allegations, in sum, focus on claimed material misstatements and omissions with respect to certain performance targets. Our dealer manager consented to a censure and fine of $700,000. Mr. Roussel consented to a fine of $50,000, suspension from association with a FINRA member in all capacities for 20 business days, and suspension from association with a FINRA member firm in a principal capacity for an additional three months. Terry Roussel served as our dealer manager’s president and chief compliance officer until October 1, 2009, when he resigned as president. In January 2010, Terry Roussel transferred his chief compliance officer responsibilities to a qualified registered principal. He presently serves as one of our dealer manager’s two directors. Our dealer manager has also provided additional disclosures, satisfactory to FINRA, to investors in the private offerings.

3.           Summary of Significant Accounting Policies

The summary of significant accounting policies presented below is designed to assist in understanding our consolidated financial statements. Such financial statements and accompanying notes are the representations of our management, who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, or GAAP, in all material respects, and have been consistently applied in preparing the accompanying consolidated financial statements.

Cash and Cash Equivalents

We consider all short-term, highly liquid investments that are readily convertible to cash with a maturity of three months or less at the time of purchase to be cash equivalents. Cash is generally invested in government backed securities and investment-grade short-term instruments and the amount of credit exposure to any one commercial issuer is limited.

Restricted Cash

Restricted cash represents cash held in an interest bearing certificate of deposit account as required under the terms of a mortgage loan.

Real Estate Purchase Price Allocation

In December 2007, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standard Codification (the “ASC”) ASC 805-10, Business Combinations. In summary, ASC 805-10 requires the acquirer of a business combination to measure at fair value the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, with limited exceptions. In addition, this standard requires acquisition costs to be expensed as incurred. The standard is effective for fiscal years beginning after December 15, 2008, and is to be applied prospectively, with no earlier adoption permitted. We adopted this standard on January 1, 2009 and have expensed acquisition costs accordingly.

We allocate the purchase price of our properties in accordance with ASC 805-10. Upon acquisition of a property, we allocate the purchase price of the property based upon the fair value of the assets acquired, which generally consist of land, buildings, site improvements, furniture fixtures and equipment and intangible lease assets or liabilities including in-place leases, above market and below market leases, tenant relationships and goodwill. We allocated the purchase price to the fair value of the tangible assets of an acquired property by valuing the property as if it were vacant. The value of the building is depreciated over an estimated useful life of 39 years.

Tenant relationships and in-place lease values are calculated based on management’s evaluation of the specific characteristics of each tenant’s lease and our overall relationship with the respective tenant. The value of tenant relationships and in-place lease intangibles, which are included as a component of investments in real estate, is amortized to expense over the weighted average expected lease term.

Acquired above and below market leases is valued based on the present value of the difference between prevailing market rates and the in-place rates over the remaining lease term. The value of acquired above and below market leases is amortized over the remaining non-cancelable terms of the respective leases as an adjustment to rental revenue on our consolidated statements of operations.

Goodwill represents the excess of acquisition cost over the fair value of identifiable net assets of the business acquired.

Amortization associated with the intangible assets for the year ended December 31, 2009, 2008 and 2007 were $0.9 million, $0 and $0, respectively.

Anticipated amortization for each of the five following years ended December 31 is as follows:

Intangible assets
2010	$1,255,000
2011	$531,000
2012	$83,000
2013	$—
2014	$—

The estimated useful lives for intangible assets range from approximately one to 2.5 years. As of December 31, 2009, the weighted-average amortization period for intangible assets was 2.1 years.

As of December 31, 2009, cost and accumulated depreciation and amortization related to real estate assets and related lease intangibles were as follows:

	Buildings and Improvements	Site Improvements	Furniture, Fixtures & Vehicles	Identified Intangible Assets
Cost	$30,630,000	$415,000	$1,076,000	$2,764,000
Accumulated depreciation and amortization	(394,000)	(11,000)	(67,000)	(895,000)
Net	$30,236,000	$404,000	$1,009,000	$1,869,000

Depreciation expense associated with buildings and improvements, site improvements and furniture and fixtures for the year ended December 31, 2009 was approximately $472,000.

As of December 31, 2008, no cost and accumulated depreciation and amortization related to real estate assets and related lease intangibles was recorded.

Impairment of Real Estate Assets and Goodwill

Real Estate Assets

Rental properties, properties undergoing development and redevelopment, land held for development and intangibles are individually evaluated for impairment in accordance with ASC 360-10, Property, Plant & Equipment, when conditions exist which may indicate that it is probable that the sum of expected future undiscounted cash flows is less than the carrying amount. Impairment indicators for our rental properties, properties undergoing development and redevelopment, and land held for development is assessed by project and include, but is not limited to, significant fluctuations in estimated net operating income, occupancy changes, construction costs, estimated completion dates, rental rates and other market factors. We assess the expected undiscounted cash flows based upon numerous factors, including, but not limited to, appropriate capitalization rates, construction costs, available market information, historical operating results, known trends and market/economic conditions that may affect the property and our assumptions about the use of the asset, including, if necessary, a probability-weighted approach if multiple outcomes are under consideration. Upon determination that impairment has occurred and that the future undiscounted cash flows are less than the carrying amount, a write-down will be recorded to reduce the carrying amount to its estimated fair value.

Goodwill

Goodwill and intangibles with infinite lives must be tested for impairment annually or more frequently if events or changes in circumstances indicate that the related asset might be impaired. Management uses all available information to make these fair value determinations, including the present values of expected future cash flows using discount rates commensurate with the risks involved in the assets. Impairment testing entails estimating future net cash flows relating to the asset, based on management's estimate of market conditions including market capitalization rate, future rental revenue, future operating expenses and future occupancy percentages. Determining the fair value of goodwill involves management judgment and is ultimately based on management's assessment of the value of the assets and, to the extent available, third party assessments. We perform our annual impairment test as of December 31 of each year. We completed the required annual impairment test and none of our reporting units are at risk and no impairment was recognized based on the results of the annual goodwill impairment test.

Income Taxes

For federal income tax purposes, we have elected to be taxed as a REIT, under Sections 856 through 860 of the Code beginning with our taxable year ending December 31, 2008. To qualify as a REIT, we must meet certain organizational and operational requirements, including a requirement to currently distribute at least 90% of the REIT’s ordinary taxable income to stockholders. As a REIT, we generally will not be subject to federal income tax on taxable income that we distribute to our stockholders. If we fail to qualify as a REIT in any taxable year, we will then be subject to federal income taxes on our taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost unless the Internal Revenue Service grants us relief under certain statutory provisions. Such an event could materially adversely affect our net income and net cash available for distribution to stockholders. However, we believe that we will be organized and operate in such a manner as to qualify for treatment as a REIT and intend to operate in the foreseeable future in such a manner so that we will remain qualified as a REIT for federal income tax purposes. Although we had net operating loss carryovers from years prior to our election as a REIT the deferred tax asset associated with such net operating loss carryovers may not be utilized by us as a REIT. As a result, a valuation allowance for 100% of the deferred tax asset generated has been recorded as of December 31, 2009.

We have formed Master TRS, and Master TRS has made the applicable election to be subject to state and federal income tax as a C corporation. The operating results from Master TRS are included in the consolidated results of operations. With respect to Master TRS, we account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the difference are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date.

We record net deferred tax assets to the extent we believe these assets will more likely than not be realized. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

A net operating loss in the amount of approximately $293,000 was generated by Master TRS as of December 31, 2009. Since the realization of the benefit of this net operating loss cannot be reasonably assured, we have provided a valuation allowance in the full amount of the deferred tax asset associated with such loss. If our assumptions change and we determine we will be able to realize the tax benefit relating to such loss, the tax benefit associated with such loss will be recognized as a reduction of income tax expense at such time. We have no deferred tax liabilities.

Uncertain Tax Positions

In accordance with the requirements of ASC 740-10, Income Taxes, favorable tax positions are included in the calculation of tax liabilities if it is more likely than not that the Company’s adopted tax position will prevail if challenged by tax authorities. As a result of our REIT status, we are able to claim a dividends-paid deduction on our tax return to deduct the full amount of common dividends paid to stockholders when computing our annual taxable income, which results in our taxable income being passed through to our stockholders. A REIT is subject to a 100% tax on the net income from prohibited transactions. A “prohibited transaction” is the sale or other disposition of property held primarily for sale to customers in the ordinary course of a trade or business. There is a safe harbor which, if met, expressly prevents the IRS from asserting the prohibited transaction test. We have not had any sales of properties to date. We have no income tax expense, deferred tax assets or deferred tax liabilities associated with any such uncertain tax positions for the operations of any entity included in the consolidated results of operations.

Tenant and Other Receivables

Tenant and other receivables are comprised of rental and reimbursement billings due from tenants. Tenant receivables are recorded at the original amount earned, less an allowance for any doubtful accounts. Management assesses the realizability of tenant receivables on an ongoing basis and provides for allowances as such balances, or portions thereof, become uncollectible. For the year ended December 31, 2009 provisions for bad debts amounted to approximately $11,000 which is included in property operating and maintenance expenses in the accompanying consolidated statements of operations. No bad debt expense was recorded during the years ended December 31, 2008 or 2007.

Deferred Costs and Other Assets

Other assets consist primarily of prepaid expenses, real estate deposits and utility deposits.

Deferred Financing Costs

Costs incurred in connection with debt financing are recorded as deferred financing costs. Deferred financing costs are amortized using the straight-line basis which approximates the effective interest rate method, over the contractual terms of the respective financings.

Consolidation Considerations for Our Investments in Joint Ventures

ASC 810-10, Consolidation, which addresses how a business enterprise should evaluate whether it has a controlling interest in an entity through means other than voting rights and accordingly should consolidate the entity. Before concluding that it is appropriate to apply the voting interest consolidation model to an entity, an enterprise must first determine that the entity is not a variable interest entity. We evaluate, as appropriate, our interests, if any, in joint ventures and other arrangements to determine if consolidation is appropriate.

Revenue Recognition

Revenue is recorded in accordance with ASC 840-10, Leases, and SEC Staff Accounting Bulletin No. 104, “Revenue Recognition in Financial Statements, as amended” (“SAB 104”). Revenue is recognized when four basic criteria are met: persuasive evidence of an arrangement, the rendering of service, fixed and determinable income and reasonably assured collectability. Leases with fixed annual rental escalators are generally recognized on a straight-line basis over the initial lease period, subject to a collectability assessment. Rental income related to leases with contingent rental escalators is generally recorded based on the contractual cash rental payments due for the period. Because our leases may provide for free rent, lease incentives, or other rental increases at specified intervals, we straight-line the recognition of revenue, which results in the recording of a receivable for rent not yet due under the lease terms. Our revenues are comprised largely of rental income and other income collected from tenants.

Future Minimum Lease Payments

Our leases are on a month to month basis except for the net lease held with the single tenant. The future minimum lease payments to be received under the single tenant as of December 31, 2009 are as follows:

Years ending December 31,
2010	$1,495,000
2011	1,532,000
2012	1,571,000
2013	1,610,000
2014	1,650,000
2015 and thereafter	$30,331,000

Organizational and Offering Costs

The Advisor funds organization and offering costs on our behalf. We are required to reimburse the Advisor for such organization and offering costs up to 3.5% of the cumulative capital raised in the Primary Offering. Organization and offering costs include items such as legal and accounting fees, marketing, due diligence, promotional and printing costs and amounts to reimburse our Advisor for all costs and expenses such as salaries and direct expenses of employees of the Advisor and its affiliates in connection with registering and marketing our shares. All offering costs are recorded as an offset to additional paid-in capital, and all organization costs are recorded as an expense at the time we become liable for the payment of these amounts. At times during our offering stage, the amount of organization and offering expenses that we incur, or that the Advisor and its affiliates incur on our behalf, may exceed 3.5% of the gross offering proceeds then raised, but the Advisor has agreed to reimburse us to the extent that our organization and offering expenses exceed 3.5% of aggregate gross offering proceeds at the conclusion of the Offering. In addition, the Advisor will also pay any organization and offering expenses to the extent that such expenses, plus sales commissions and the dealer manager fee (but not the acquisition fees or expenses) are in excess of 13.5% of gross offering proceeds.

Noncontrolling Interest in Consolidated Subsidiaries

Noncontrolling interests relate to the interests in the consolidated entities that are not wholly-owned by us.

On January 1, 2009, we adopted ASC 810-10-65, Consolidation, which clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ASC 810-10-65 also requires consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interest and requires disclosure, on the face of the consolidated statement of income, of the amounts of consolidated net income attributable to the parent and to the noncontrolling interest.

ASC 810-10-65 was required to be applied prospectively after adoption, with the exception of the presentation and disclosure requirements, which were applied retrospectively for all periods presented. As a result of the adoption of ASC 810-10-65, we reclassified noncontrolling interests to permanent equity in the accompanying consolidated balance sheets as of December 31, 2009 and 2008. We will periodically evaluate individual noncontrolling interests for the ability to continue to recognize the noncontrolling interest as permanent equity in the consolidated balance sheets. Any noncontrolling interest that fails to qualify as permanent equity will be reclassified as temporary equity and adjusted to the greater of (a) the carrying amount, or (b) its redemption value as of the end of the period in which the determination is made.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk are primarily cash investments; cash is generally invested in investment-grade short-term instruments. Currently, the Federal Deposit Insurance Corporation, or FDIC, generally insures amounts up to $250,000 per depositor per insured bank. This amount is scheduled to be reduced to $100,000 after December 31, 2013. As of December 31, 2009 we had cash accounts in excess of FDIC insured limits.

Fair Value of Financial Instruments

On January 1, 2008, we adopted ASC 820-10, Fair Value Measurements and Disclosures. ASC 820-10 defines fair value, establishes a framework for measuring fair value in GAAP and provides for expanded disclosure about fair value measurements. ASC 820-10 applies prospectively to all other accounting pronouncements that require or permit fair value measurements.

We adopted ASC 820-10 with respect to our non-financial assets and non-financial liabilities on January 1, 2009. The adoption of ASC 820-10 with respect to our non-financial assets and liabilities did not have a material impact on our consolidated financial statements.

The ASC 825-10, Financial Instruments, requires the disclosure of fair value information about financial instruments whether or not recognized on the face of the balance sheet, for which it is practical to estimate that value.

We generally determine or calculate the fair value of financial instruments using quoted market prices in active markets when such information is available or using appropriate present value or other valuation techniques, such as discounted cash flow analyses, incorporating available market discount rate information for similar types of instruments and our estimates for non-performance and liquidity risk. These techniques are significantly affected by the assumptions used, including the discount rate, credit spreads, and estimates of future cash flow.

Our consolidated balance sheets include the following financial instruments: cash and cash equivalents, tenant and other receivables, deferred costs and other assets, payable to related parties, prepaid rent, security deposits, accounts payable and accrued liabilities, restricted cash and notes payable. We consider the carrying values of cash and cash equivalents, restricted cash, tenant and other receivables, deferred costs and other assets, payable to related parties, prepaid rent, security deposits, accounts payable and accrued liabilities to approximate fair value for these financial instruments because of the short period of time between origination of the instruments and their expected payment.

The fair value of notes payable is estimated using lending rates available to us for financial instruments with similar terms and maturities and had been estimated to approximate the carrying value at December 31, 2009.

Basic and Diluted Net Loss per Common Share Attributable to Common Stockholders

Basic and diluted net loss per common share attributable to common stockholders per share is computed by dividing net loss attributable to common stockholder by the weighted-average number of common shares outstanding for the period. For the years ended December 31, 2009, 2008 and 2007, there were no potential dilutive common shares.

Basic and diluted net loss per share is calculated as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008	Year Ended December 31, 2007
Net loss attributable to common stockholders	$(4,164,000)	$(1,106,000)	$(133,000)
Net loss per common share attributable to common stockholders — basic and diluted	$(2.08)	$(12.90)	$(1,330.00)
Weighted average number of shares outstanding — basic and diluted	1,999,747	85,743	100

Use of Estimates

The preparation of our consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses for the reporting period. Actual results could materially differ from those estimates.

Recently Issued Accounting Pronouncements

 In June 2009, the FASB established the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the Securities and Exchange Commission (“SEC”) under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification became effective for interim or annual financial periods ending after September 15, 2009. The adoption of the Codification did not have a material impact on our consolidated financial statements.

In June 2009, the FASB issued new accounting literature with respect to the consolidation of VIEs. The new guidance impacts the consolidation guidance applicable to VIEs and among other things require a qualitative rather than a quantitative analysis to determine the primary beneficiary of a VIE, continuous assessments of whether a company is the primary beneficiary of a VIE and enhanced disclosures about a company’s involvement with a VIE. The new guidance applies to our fiscal year beginning on January 1, 2010 and early adoption is prohibited. The adoption of the new guidance is not expected to have a material impact on our consolidated financial statements.

In January 2010, the FASB issued an Accounting Standard Update to address implementation issues associated with the accounting for decreases in the ownership of a subsidiary. The new guidance clarified the scope of the entities covered by the guidance related to accounting for decreases in the ownership of a subsidiary and specifically excluded in-substance real estate or conveyances of oil and gas mineral rights from the scope. Additionally, the new guidance expands the disclosures required for a business combination achieved in stages and deconsolidation of a business or nonprofit activity. The new guidance became effective for interim and annual periods ending on or after December 31, 2009 and must be applied on a retrospective basis to the first period that an entity adopted the new guidance related to noncontrolling interests. The adoption of this new guidance did not have an impact on our consolidated financial statements.

4.           Investments in Real Estate

On January 22, 2009, we purchased an existing assisted-living facility, Caruth Haven Court, for a purchase price of approximately $20.5 million. The acquisition was funded with net proceeds raised from our ongoing public offering and a bridge loan obtained from Cornerstone Operating Partnership, L.P., a wholly owned subsidiary of Cornerstone Core Properties REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor. We repaid the bridge loan on December 16, 2009 with the proceeds from a $10.0 million loan obtained from an unaffiliated entity and proceeds from our offering.

On May 1, 2009, we purchased an existing assisted-living facility, Oaks Bradenton, for a purchase price of $4.5 million. The acquisition was funded with net proceeds of approximately $1.7 million raised from our ongoing public offering and financing of $2.8 million.

On December 30, 2009, we purchased an existing assisted-living facility, GreenTree at Westwood, for a purchase price of approximately $5.2 million. The acquisition was funded with net proceeds raised from our ongoing public offering. The property was purchased with no debt financing; however, we may later elect to place mortgage debt on the property.

On December 31, 2009, we purchased a skilled nursing facility, Mesa Vista Inn Health Center, for a purchase price of $13.0 million. The acquisition was funded with net proceeds of approximately $5.5 million raised from our ongoing public offering and the assumption of $7.5 million of debt financing under the existing mortgage loan on the property.

Mesa Vista Inn Health Center is leased to a single tenant, PM Management – Babcock NC, LLC, which is an affiliate of Harden Healthcare Inc., on a long-term basis under a net lease that transfers substantially all of the operating costs obligations to the tenant.

5.           Payable to Related Parties

Payable to related parties at December 31, 2009 and December 31, 2008 was $1.7 million and $2.5 million, respectively, which consists of offering costs, acquisition fees, expense reimbursement payable, sales commissions and dealer manager fees to our Advisor and PCC.

6.           Equity

Common Stock

Our articles of incorporation authorize 580,000,000 shares of common stock with a par value of $0.01 and 20,000,000 shares of preferred stock with a par value of $0.01. As of December 31, 2009, we had cumulatively issued approximately 4.9 million shares of common stock for a total of approximately $49.1 million of gross proceeds. As of December 31, 2008, we had cumulatively issued approximately 1.1 million shares of common stock for a total of approximately $10.5 million of gross proceeds. This excludes shares issued under the distribution reinvestment plan.

Distribution Reinvestment Plan

We have adopted a distribution reinvestment plan that allows our stockholders to have dividends and other distributions otherwise distributable to them invested in additional shares of our common stock. We have registered 10,000,000 shares of our common stock for sale pursuant to the distribution reinvestment plan. The purchase price per share is 95% of the price paid by the purchaser for our common stock, but not less than $9.50 per share. As of December 31, 2009, we have issued approximately 99,000 shares under the distribution reinvestment plan. We may amend or terminate the distribution reinvestment plan for any reason at any time upon 10 days prior written notice to participants.

Stock Repurchase Program

We have adopted a share redemption program for investors who have held their shares for at least one year, unless the shares are being redeemed in connection with a stockholder’s death. Under our current stock repurchase program, the repurchase price will vary depending on the purchase price paid by the stockholder and the number of years the shares were held. Our board of directors may amend, suspend or terminate the program at any time upon thirty (30) days prior notice to our stockholders.

During the years ended 2008 and 2007, we did not redeem any shares pursuant to our stock repurchase program. During the year ended December 31, 2009, we redeemed shares pursuant to our stock repurchase program as follows (in thousands, except per-share amounts):

Period	Total Number of Shares Redeemed (1)	Average Price Paid per Share	Approximate Dollar Value of Shares Available That May Yet Be Redeemed Under the Program (1)

January2009	—	$—	$63,000
February 2009	—	$—	$63,000
March 2009	—	$—	$63,000
April 2009	—	$—	$63,000
May 2009	—	$—	$63,000
June 2009	17,245	$9.99	$—
July 2009	—	$—	$—
August 2009	—	$—	$—
September 2009	—	$—	$—
October 2009	—	$—	$—
November 2009	1,000	$9.95	$—
December 2009	—	$—	$—
	18,245

(1)         As long as our common stock is not listed on a national securities exchange or traded on an over-the-counter market, our stockholders who have held their stock for at least one year may be able to have all or any portion of their shares redeemed in accordance with the procedures outlined in the prospectus relating to the shares they purchased. Under our current stock repurchase program, the repurchase price will vary depending on the purchase price paid by the stockholder and the number of years these shares were held. During this offering and each of the first seven years following the closing of this offering, (i) we will have no obligation to redeem shares if the redemption would cause total redemptions to exceed the proceeds from our distribution reinvestment program in the prior year, and (ii) we may not, except to repurchase the shares of a deceased shareholder, redeem more than 5% of the number of shares outstanding at the end of the prior calendar year. With respect to redemptions requested within two years of the death of a stockholder, we may, but will not be obligated to, redeem shares even if such redemption causes the number of shares redeemed to exceed 5% of the number of shares outstanding at the end of the prior calendar year. Beginning seven years after termination of this primary offering, unless we have commenced another liquidity event, such as an orderly liquidation or listing of our shares on a national securities exchange, we will modify our stock repurchase program to permit us to redeem up to 10% of the number of shares outstanding at the end of the prior year, using proceeds from any source, including the sale of assets.

Our board of directors may modify our stock repurchase program so that we can redeem stock using the proceeds from the sale of our real estate investments or other sources.

Employee and Director Incentive Stock Plan

We have adopted an Employee and Director Incentive Stock Plan (“the Plan”) which provides for the grant of awards to our directors and full-time employees, as well as other eligible participants that provide services to us. We have no employees, and we do not intend to grant awards under the Plan to persons who are not directors of ours. Awards granted under the Plan may consist of nonqualified stock options, incentive stock options, restricted stock, share appreciation rights, and dividend equivalent rights. The term of the Plan is 10 years. The total number of shares of common stock reserved for issuance under the Plan is equal to 10% of our outstanding shares of stock at any time. As of December 31, 2009 we have not granted any awards under the Plan.

Tax Treatment of Distributions

The income tax treatment for the distributions per share to common stockholders reportable for the years ended December 31, 2009, 2008, and 2007 as follows:

Per Common Shares	2009		2008 (1)		2007

Return of capital	$0.75	100.00%	$0.29	100.00%	$-	-%

(1)      Dividend per common share for 2008 is calculated based on 139 days outstanding during the year.

7.           Related Party Transactions

Our company has no employees. Our Advisor is primarily responsible for managing our business affairs and carrying out the directives of our board of directors. We have an Advisory agreement with the Advisor and a dealer manager agreement with PCC which entitle the Advisor and PCC to specified fees upon the provision of certain services with regard to the Offering and investment of funds in real estate projects, among other services, as well as reimbursement for organizational and offering costs incurred by the Advisor and PCC on our behalf and reimbursement of certain costs and expenses incurred by the Advisor in providing services to us.

Advisory Agreement

Under the terms of the Advisory agreement, our Advisor will use commercially reasonable efforts to present to us investment opportunities to provide a continuing and suitable investment program consistent with the investment policies and objectives adopted by our board of directors. The Advisory agreement calls for our Advisor to provide for our day-to-day management and to retain property managers and leasing agents, subject to the authority of our board of directors, and to perform other duties.

The fees and expense reimbursements payable to our Advisor under the Advisory agreement are described below.

Organizational and Offering Costs. Costs of the Offering have been paid by the Advisor on our behalf and will be reimbursed to the Advisor from the proceeds of the Offering. Organizational and offering costs consist of all expenses (other than sales commissions and the dealer manager fee) to be paid by us in connection with the offering, including our legal, accounting, printing, mailing and filing fees, charges of our escrow holder and other accountable offering expenses, including, but not limited to, (i) amounts to reimburse our Advisor for all marketing related costs and expenses such as salaries and direct expenses of employees of our Advisor and its affiliates in connection with registering and marketing our shares (ii) technology costs associated with the offering of our shares; (iii) our costs of conducting training and education meetings; (iv) our costs of attending retail seminars conducted by participating broker-dealers; and (v) payment or reimbursement of bona fide due diligence expenses. In no event will we have any obligation to reimburse the Advisor for organizational and offering costs totaling in excess of 3.5% of the gross proceeds from the Primary Offering. As of December 31, 2009, the Advisor and its affiliates had incurred on our behalf organizational and offering costs totaling approximately $3.3 million in organization and offering expenses, including approximately $0.1 million of organizational costs that have been expensed, of which, approximately $1.9 million had been reimbursed to the Advisor. As of December 31, 2008, the Advisor and its affiliates had incurred on our behalf organizational and offering costs totaling approximately $2.8 million, of which, $0.4 million had been reimbursed to the Advisor. As of December 31, 2009, approximately 3.8% of organizational and offerings costs had been reimbursed to the Advisor. As of December 31, 2008, approximately 4.1% of organizational and offerings costs had been reimbursed to the Advisor.

Acquisition Fees and Expenses. The Advisory Agreement requires us to pay the Advisor acquisition fees in an amount equal to 2% of the investments acquired, including any debt attributable to such investments. A portion of the acquisition fees will be paid upon receipt of the offering proceeds after reaching the minimum offering amount, and the balance will be paid at the time we acquire a property. However, if the Advisory Agreement is terminated or not renewed, the Advisor must return acquisition fees not yet allocated to one of our investments. In addition, we are required to reimburse the Advisor for direct costs the Advisor incurs and amounts the Advisor pays to third parties in connection with the selection and acquisition of a property, whether or not ultimately acquired. For the years ended December 31, 2009 and 2008, the Advisor earned approximately $1.1 million and $0.2 million in acquisition fees, respectively. No acquisition fees were earned in 2007.

Management Fees. The Advisory agreement requires us to pay the Advisor a monthly asset management fee of one-twelfth of 1.0% of the sum of the aggregate basis book carrying values of our assets invested, directly or indirectly, in equity interests in and loans secured by real estate before reserves for depreciation or bad debts or other similar non-cash reserves, calculated in accordance with GAAP. In addition, we will reimburse the Advisor for the direct costs and expenses incurred by the Advisor in providing asset management services to us, including personnel and related employment costs related to providing asset management services on our behalf and amounts paid by our Advisor to Servant Investments, LLC and Servant Healthcare Investments, LLC for portfolio management services provided on our behalf. These fees and expenses are in addition to management fees that we expect to pay to third party property managers. For the year ended 2009, the Advisor earned approximately $211,000 of asset management fees which were expensed. In addition, we reimbursed our Advisor for approximately $0.1 million of direct and indirect costs incurred by our Advisor in providing asset management services. No such costs were incurred in 2008 or 2007.

Operating Expenses. The Advisory agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. For years ended December 31, 2009, 2008 and 2007, $585,000, $448,000 and $41,000 of such costs were incurred, respectively. Four fiscal quarters after the acquisition of our first real estate asset, and every fiscal quarter thereafter, our advisor must reimburse us the amount by which our total operating expenses for the prior 12 months exceed the greater of 2% of our average invested assets or 25% of our net income unless our independent directors committee determines that such excess expenses were justified based on unusual and non-recurring factors.

Disposition Fee. The Advisory agreement provides that if the Advisor or its affiliate provides a substantial amount of the services (as determined by a majority of our directors, including a majority of our independent directors) in connection with the sale of one or more properties, we will pay the Advisor or such affiliate shall receive at closing a disposition fee up to 3% of the sales price of such property or properties. This disposition fee may be paid in addition to real estate commissions paid to non-affiliates, provided that the total real estate commissions (including such disposition fee) paid to all persons by us for each property shall not exceed an amount equal to the lesser of (i) 6% of the aggregate contract sales price of each property or (ii) the competitive real estate commission for each property. We will pay the disposition fees for a property at the time the property is sold. No such costs were incurred in 2009, 2008 and 2007.

Subordinated Participation Provisions. The Advisor is entitled to receive a subordinated participation upon the sale of our properties, listing of our common stock or termination of the Advisor, as follows:

•
After we pay stockholders cumulative distributions equal to their invested capital plus a 6% cumulative, non-compounded return, the Advisor will be paid a subordinated participation in net sale proceeds ranging from a low of 5% of net sales provided investors have earned annualized return of 6% to a high of 15% of net sales proceeds if investors have earned annualized returns of 10% or more.

•
Upon termination of the advisory agreement, the Advisor will receive the subordinated performance fee due upon termination. This fee ranges from a low of 5% of the amount by which the sum of the appraised value of our assets minus our liabilities on the date the advisory agreement is terminated plus total distributions (other than stock distributions) paid prior to termination of the advisory agreement exceeds the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the appraised value of our assets minus its liabilities plus all prior distributions (other than stock distributions) exceeds the amount of invested capital plus annualized returns of 10% or more.

•
In the event we list our stock for trading, the Advisor will receive a subordinated incentive listing fee instead of a subordinated participation in net sales proceeds. This fee ranges from a low of 5% of the amount by which the market value of our common stock plus all prior distributions (other than stock distributions) exceeds the amount of invested capital plus annualized returns of 6%, to a high of 15% of the amount by which the sum of the market value of our stock plus all prior distributions (other than stock distributions) exceeds the amount of invested capital plus annualized returns of 10% or more.

No such costs were incurred in 2009, 2008 and 2007.

Dealer Manager Agreement

PCC, as Dealer Manager, is entitled to receive a sales commission of up to 7% of gross proceeds from sales in the Primary Offering. PCC, as Dealer Manager, is also entitled to receive a dealer manager fee equal to up to 3% of gross proceeds from sales in the Primary Offering. The Dealer Manager is also entitled to receive a reimbursement of bona fide due diligence expenses up to 0.5% of the gross proceeds from sales in the Primary Offering. The Advisory agreement requires the Advisor to reimburse us to the extent that offering expenses including sales commissions, dealer manager fees and organization and offering expenses (but excluding acquisition fees and acquisition expenses discussed above) to the extent are in excess of 13.5% of gross proceeds from the Offering. For the years ended December 31, 2009, 2008 and 2007, we incurred approximately $3.8 million, $1.0 million and $0, respectively, payable to PCC for dealer manager fees and sales commissions.

8.           Notes Payable

Caruth Haven Court

On January 22, 2009, in connection with the acquisition of the Caruth Haven Court, we entered into a $14.0 million acquisition bridge loan with Cornerstone Operating Partnership, L.P. Cornerstone Operating Partnership, L.P. is a wholly owned subsidiary of Cornerstone Core Properties REIT, Inc., a publicly offered, non-traded REIT sponsored by affiliates of our sponsor. The loan which bore interest at a variable rate of 300 basis points over prime rate was repaid on December 16, 2009 using cash from our ongoing offering and proceeds from a new $10.0 million first mortgage loan.

The $10.0 million first mortgage loan has a 10-year term, maturing on December 16, 2019 and bears interest at a fixed rate of 6.43% per annum, with fixed monthly payments of approximately $62,747 based on a 30-year amortization schedule. The loan is secured by a deed of trust on Caruth Haven Court, and by an assignment of the leases and rents payable to the borrower.

During the years ended December 31, 2009, 2008 and 2007, we incurred approximately $29,000, $0 and $0 of interest expense, respectively, related to this loan. During the years ended December 31, 2009, 2008 and 2007, we incurred approximately $802,000, $0 and $0 of interest expense, respectively, related to the bridge loan. As of December 31, 2009 and December 31, 2008, the loan had a balance of approximately $10.0 million and $0, respectively.

The Oaks Bradenton

On May 1, 2009, in connection with the acquisition of The Oaks Bradenton, we borrowed a total of $2.76 million pursuant to two loan agreements. Of the total loan amount, $2.4 million matures on May 1, 2014 with no option to extend and bears interest at a fixed rate of 6.25% per annum. The remaining $360,000 matures on May 1, 2014 and bears interest at a variable rate equivalent to prevailing market certificate deposits rate plus a 1.5% margin. We may repay the loan, in whole or in part, on or before May 1, 2014, subject to prepayment premiums. Monthly payments for the first twelve months will be interest only. Monthly payments beginning the thirteenth month will include interest and principal based on a 25-year amortization period. The loan agreement contains various covenants including financial covenants with respect to debt service coverage ratios, fixed charge coverage ratio and tenant rent coverage ratio. As of December 31, 2009, we were in compliance with all these financial covenants.

During the years ended December 31, 2009, 2008 and 2007, we incurred approximately $111,000, $0 and $0 of interest expense, respectively, related to the loan agreements. As of December 31, 2009 and December 31, 2008, the fixed rate loan agreement had a balance of approximately $2.4 million and $0, respectively and the variable rate loan agreement had a balance of $360,000 and $0, respectively.

Mesa Vista Inn Health Center

On December 31, 2009, in connection with the acquisition of the Mesa Vista Inn Health Center, we entered into an assumption and amendment of an existing mortgage loan. Pursuant to the assumption agreement, we assumed the outstanding principal balance of $7.5 million. The loan matures on January 5, 2015 and bears interest at a fixed rate of 6.50% per annum. We may repay the loan, in whole or in part, on or before January 5, 2015 without incurring any prepayment penalty. Principal and interest on the loan are due and payable in monthly installments of $56,335 until the maturity date, when the entire remaining balance of principal and accrued interest is due, assuming no prior principal prepayment.

During the years ended December 31, 2009, 2008 and 2007, we incurred approximately $1,000, $0 and $0 of interest expense, respectively, related to this loan agreement. As of December 31, 2009 and December 31, 2008, the loan agreement had a balance of approximately $7.5 million and $0, respectively.

In connection with our notes payable, we had incurred financing costs totaling approximately $339,000 and $41,000, as of December 31, 2009 and 2008, respectively. These financing costs have been capitalized and are being amortized over the life of the agreements. For the years ended December 31, 2009, 2008 and 2007, approximately $111,000, $0 and $0, respectively, of deferred financing costs were amortized and included in interest expense in the consolidated statements of operations.

The principal payments due on our notes payable as of December 31, 2009 for each of the next five years are as follows:

Year	Principal amount
2010	$288,000
2011	$352,000
2012	$373,000
2013	$401,000
2014	$2,972,000
2015 and thereafter	$15,874,000

9.           Commitments and Contingencies

Commitments

Under the purchase and sale agreement executed in connection with the GreenTree at Westwood acquisition, a portion of the purchase price for the property is to be calculated and paid to the seller as earnout payments based upon the net operating income, as defined, of the property during each of the three-years following our acquisition of the property. The maximum aggregate amount that the seller may receive under the earnout provision is $1.0 million. As of December 31, 2009, we had accrued approximately $394,000, which represents the present value of our estimated liability under this earnout provision.

We monitor our property for the presence of hazardous or toxic substances. While there can be no assurance that a material environment liability does not exist, we are not currently aware of any environmental liability with respect to the properties that would have a material effect on our financial condition, results of operations and cash flows. Further, we are not aware of any environmental liability or any unasserted claim or assessment with respect to an environmental liability that we believe would require additional disclosure or the recording of a loss contingency.

Our commitments and contingencies include the usual obligations of real estate owners and operators in the normal course of business. In the opinion of management, these matters are not expected to have a material impact on our consolidated financial position, cash flows and results of operations. We are not presently subject to any material litigation nor, to our knowledge, are any material litigation threatened against the Company which if determined unfavorably to us would have a material adverse effect on our cash flows, financial condition or results of operations.

Litigation

We are not presently subject to any material litigation nor, to our knowledge, any material litigation threatened against us which if determined unfavorably to us would have a material adverse effect on our consolidated cash flows, financial condition or results of operations.

10.        Selected Quarterly Data (unaudited)

Set forth below is certain unaudited quarterly financial information. We believe that all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly, and in accordance with generally accepted accounting principles, the selected quarterly information when read in conjunction with the consolidated financial statements.

	Quarters Ended
	December 31, 2009	September 30, 2009	June 30, 2009	March 31, 2009
Revenues	$2,072,000	$1,889,000	$1,645,000	$1,055,000
Expenses	3,030,000	2,428,000	2,329,000	1,983,000
Loss from operations	$(958,000)	$(539,000)	$(684,000)	$(928,000)

Net loss	$(1,244,000)	$(829,000)	$(958,000)	$(1,118,000)
Noncontrolling interest	$(57,000)	$8,000	$24,000	$10,000
Net loss attributable to common stockholders	$(1,301,000)	$(821,000)	$(934,000)	$(1,108,000)

Net loss per common share attributable to common stockholders — basic and diluted	$(0.31)	$(0.30)	$(0.51)	$(0.89)

Weighted average shares	4,160,842	2,775,594	1,838,828	1,240,370

	Quarters Ended
	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008
Revenues	$—	$—	$—	$—
Expenses	471,000	389,000	177,000	196,000
Loss from operations	$(471,000)	$(389,000)	$(177,000)	$(196,000)

Net loss	$(466,000)	$(387,000)	$(177,000)	$(197,000)
Noncontrolling interest	$(3,000)	$(3,000)	$19,000	$108,000
Net loss attributable to common stockholders	$(469,000)	$(390,000)	$(158,000)	$(89,000)

Net loss per common share attributable to common stockholders — basic and diluted	$(0.63)	$(3.62)	$(1,580.00)	$(890.00)

Weighted average shares	748,006	107,743	100	100

11.         Business Combinations

We completed four properties acquisitions during 2009. The following summary provides the allocation of the acquired assets and liabilities of Caruth Haven Court, The Oaks Bradenton, GreenTree at Westwood and Mesa Vista Inn Health Center (the “2009 Acquisitions”) as of the respective dates of acquisitions. We have accounted for the acquisitions as a business combination under U.S. GAAP. Under business combination accounting, the assets and liabilities of acquired properties were recorded as of the acquisition date, at their respective fair values, and consolidated in our financial statements. The break down of the purchase price of the four acquired properties:

	Caruth Haven Court	The Oaks Bradenton	GreenTree at Westwood	Mesa Vista Inn Health Center	Total
Land	$4,256,000	$390,000	$714,000	$2,010,000	$7,370,000
Buildings & improvements	13,871,000	2,733,000	3,670,000	10,264,000	30,538,000
Site improvements	115,000	86,000	47,000	166,000	414,000
Furniture & fixtures	273,000	112,000	131,000	559,000	1,075,000
Intangible assets	1,370,000	773,000	619,000	-	2,762,000
Other assets	42,000	-	18,000	11,000	71,000
Note payable	-	-	-	(7,500,000)	(7,500,000)
Security deposits and other liabilities	(237,000)	(12,000)	(597,000)	(747,000)	(1,593,000)
Goodwill	363,000	406,000	372,000	-	1,141,000
Real estate acquisitions	$20,053,000	$4,488,000	$4,974,000	$4,763,000	$34,278,000

Acquisition Expenses	$845,000	$271,000	$163,000	$434,000	$1,713,000

The Company recorded revenues and net losses for the year ended December 31, 2009 of approximately $6.7 million and $1.7 million, respectively, related to the 2009 Acquisitions. The following unaudited pro forma information for the years ended December 31, 2009 and 2008 has been prepared to reflect the incremental effect of the 2009 Acquisitions as if such acquisitions had occurred on January 1, 2009 and 2008.

	Year ended December 31, 2009	Year ended December 31, 2008
Revenues	$10,724,000	$10,909,000
Net loss	$(4,071,000)	$(2,499,000)
Basic and diluted net loss per common share attributable to common stockholders	$(0.91)	$(1.28)

12.         Subsequent Event

On January 12, 2010, through a wholly-owned indirect subsidiary, we contributed into a joint venture along with Cornerstone Private Equity Fund Operating Partnership, L.P., an affiliate of the Company’s sponsor that is also advised by Cornerstone Leveraged Realty Advisors, LLC, and affiliates of The Cirrus Group, an unaffiliated entity, to develop a $16.3 million free-standing medical facility on the campus of the Floyd Medical Center in Rome, Georgia.

We invested approximately $2.7 million to acquire an 83.3% equity interest in Cornerstone Rome LTH Partners LLC (the “Cornerstone JV Entity”) through a wholly-owned subsidiary of our operating partnership, Cornerstone Healthcare Plus Operating Partnership, L.P. The Cornerstone Co-Investor invested approximately $532,000 to acquire the remaining 16.7% interest in the Cornerstone JV Entity. The aggregate budgeted development cost for the proposed development of the long-term acute care medical facility is approximately $16.3 million. The Cornerstone JV Entity contributed approximately $3.2 million of capital to acquire a 90% limited partnership interest in Rome LTH Partners, LP (the “Rome Joint Venture”). The development cost will be funded with approximately $3.54 million of initial capital from the Rome Joint Venture and a $12.75 million construction loan. We expect to fund our portion of any future required capital contributions using proceeds raised in our ongoing public offering.

In connection with this development, the Rome Joint Venture entered into a $12.75 million construction loan. The loan will mature on December 18, 2012, with two 1-year extension options dependent on certain financial covenants. The loan bears a variable interest rate with a spread of 300 basis points over 1-month LIBOR with a floor of 6.15%. Monthly payments for the first twelve months will be interest-only. Monthly payments beginning the thirteenth month will include interest and principal based on a 25-year amortization period.

Sale of Shares of Common Stock

As of March 12, 2010, we had raised approximately $58.4 million through the issuance of approximately 5.9 million shares of our common stock under our Offering, excluding, approximately132,000 shares that were issued pursuant to our distribution reinvestment plan reduced by approximately 28,000 shares pursuant to our stock repurchase program.

13.        Segment Reporting

During the third quarter of 2010, we realigned our business operations to have two reportable business segments: senior living operations and triple-net leased properties. As a result of the realignment, segment information for the fiscal years ended December 31, 2009, 2008 and 2007, have been recast to reflect the realigned segment structure. Our senior living operations segment primarily consists of investments in senior housing communities located in the United States for which we engage independent third parties to manage the operations. Our triple-net leased properties segment consists of acquiring and owning healthcare properties in the United States and leasing those properties to healthcare operating companies under “triple-net” or “absolute-net” leases, which require the tenants to pay all property-related expenses.

We evaluate performance of the combined properties in each segment based on net operating income. Net operating income is defined as total revenue less property operating and maintenance expenses. There are no intersegment sales or transfers.

The following table reconciles the segment activity to consolidated net income for the year ended December 31, 2009:

	Year Ended December 31, 2009
	Senior living operations	Triple-net leased properties	Consolidated

Total revenues	$6,661,000	$-	$6,661,000
Less: Property operating and maintenance	5,172,000	-	5,172,000
Net operating income	$1,489,000	$-	$1,489,000
Less:
General and administrative			1,206,000
Asset management fees			211,000
Real estate acquisition costs			1,814,000
Depreciation and amortization			1,367,000
Interest income			(13,000)
Interest expense			1,053,000
Net loss			$(4,149,000)

The following table reconciles the segment activity to consolidated net income for the year ended December 31, 2008:

	Year Ended December 31, 2008
	Senior living operations	Triple-net leased properties	Consolidated

Total revenues	$-	$-	$-
Less: Property operating and maintenance	-	-	-
Net operating income	$-	$-	$-
Less
General and administrative			875,000
Asset management fees			-
Real estate acquisition costs			358,000
Depreciation and amortization			-
Interest income			(7,000)
Interest expense			1,000
Net loss			$(1,227,000)

The following table reconciles the segment activity to consolidated net income for the year ended December 31, 2007:

	Year Ended December 31, 2007
	Senior living operations	Triple-net leased properties	Consolidated

Total revenues	$-	$-	$-
Less: Property operating and maintenance	-	-	-
Net operating income	$-	$-	$-
Less
General and administrative			209,000
Asset management fees			-
Real estate acquisition costs			-
Depreciation and amortization			-
Interest income			(6,000)
Interest expense			3,000
Net loss			$(206,000)

The following tables reconcile the segment activity to consolidated financial position as of December 31, 2009 and December 31, 2008

	December 31, 2009	December 31, 2008
Assets
Senior living operations:
Total investment in real estate	$27,888,000	$-
Triple-net leased facilities
Total investment in real estate	13,000,000	-
Total reportable segments	40,888,000	-
Reconciliation to consolidated assets:
Cash and cash equivalents	14,900,000	7,449,000
Deferred financing costs, net	228,000	41,000
Tenant and other receivables,	481,000	10,000
Deferred costs and other assets	338,000	472,000
Restricted cash	364,000	-
Goodwill	1,141,000	-
Total assets	$58,340,000	$7,972,000

As of December 31, 2009 and December 31, 2008, goodwill had a balance of approximately $1.1 million and $0 million, respectively. The increase is due to the acquisition of Caruth Haven Court on January 22, 2009, The Oaks Bradenton on May 1, 2009 and Greentree on December 31, 2009. All goodwill was derived from senior living operations as of December 31, 2009.

CORNERSTONE HEALTHCARE PLUS REIT, INC. AND SUBSIDIARIES

SCHEDULE II

VALUATION AND QUALIFYING ACCOUNTS

December 31, 2009

Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Year Ended December 31, 2007:
Allowance for doubtful accounts	$—	$—	$—	$—
Year Ended December 31, 2008:
Allowance for doubtful accounts	$—	$—	$—	$—
Year Ended December 31, 2009:
Allowance for doubtful accounts	$—	$11,000	$(11,000)	$—

CORNERSTONE HEALTHCARE PLUS REIT, INC. AND SUBSIDIARIES

Schedule III

REAL ESTATE AND ACCUMULATED DEPRECIATION

December 31, 2009

		Initial Cost		Costs Captialized	Gross Amount Invested						Life on which Depreciation in Latest Income
			Building &	Subsequent to		Building and		Accumulated	Date of	Date	Statement is
Description	Encumbrances	Land	Improv.	Acquisition	Land	Improv.	Total	Depreciation	Construct	Acquired	Computed
Caruth Haven Court Highland Park, TX	$10,000,000	$4,256,000	$13,986,000	$91,000	$4,256,000	$14,077,000	$18,333,000	$354,000	1999	01/22/09	39 years

The Oaks Bradenton Bradenton, FL	$2,760,000	390,000	2,819,000	2,000	390,000	2,820,000	3,210,000	51,000	1996	05/01/09	39 years

GreenTree Columbus, IN	—	714,000	3,717,000	—	714,000	3,717,000	4,431,000	—	1998	12/30/09	39 years

Mesa Vista Inn Health Center San Antonio, TX	$7,500,000	2,010,000	10,430,000	—	2,010,000	10,431,000	12,441,000	—	2008	12/31/09	39 years

Totals	$20,260,000	$7,370,000	$30,952,000	$93,000	$7,370,000	$31,045,000	$38,415,000	$405,000

(a) The changes in total real estate for the years ended December 31, 2009 are as follows.

	Cost	Accumulated Depreciation

Balance at December 31, 2008	$—	$—
2009 Acquisitions	30,952,000	399,000
2009 Additions	93,000	6,000
Balance at December 31, 2009	$31,045,000	$405,000

(b) For federal income tax purposes, the aggregate cost of our four properties is approximately $43.2 million.